Exhibit 99.2

Paul Smith Joins Avanex Board

FREMONT, Calif. – Nov. 15, 2007 – Avanex Corporation (NASDAQ:AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today announced the appointment of Paul Smith to its board of directors effective immediately.

Smith is president and chief executive officer of PacketMotion, a venture-backed provider of security and compliance solutions for the Fortune 2000. Prior to joining PacketMotion, Smith was chairman and CEO of Tasman Networks, where he refocused the company and guided its acquisition by Nortel. Prior to his work at Tasman, Smith served as vice president & general manager of the Telecom Division of New Focus and served as senior vice president of Marketing and Sales for Asante Technologies Inc. Smith has also held vice president roles at Proxim Wireless Corporation and Virtual Microsystems, Inc., and held marketing and engineering roles at Adept Technology, Inc.

“We are very pleased to welcome a seasoned executive like Paul Smith to the Avanex team,” says Jo Major, chairman, president and CEO. “His executive management experience, industry knowledge and strategic expertise are a great complementary addition to our board of directors.”

Smith earned a B.S. in Engineering from the University of Alabama and an MSEE from Purdue University.

About Avanex Corporation

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex Corporation was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex Corporation also maintains facilities in Horseheads, N.Y.; Melbourne, Fla.; Shanghai; Villebon Sur Yvette, France; San Donato, Italy; and Bangkok. To learn more about Avanex Corporation, visit our web site at: www.avanex.com.

Contact Information

Maria Riley

Director of Communications/Investor Relations

510-897-4188

maria_riley@avanex.com